                                                                EXHIBIT 10.1

                               ASSET PURCHASE AGREEMENT


                                     BY AND AMONG


                                    RMI.NET, INC.
                        F/K/A ROCKY MOUNTAIN INTERNET, INC.


                                         AND


                              TRIAD RESOURCES, L.L.C.

                                        AND

                   MS. CAROL L. MERSCH AND MR. CHARLES A. BACHER


                             DATED AS OF JULY 30, 1999

                                 TABLE OF CONTENTS

1. Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2. Basic Transaction . . . . . . . . . . . . . . . . . . . . . . .   5

     (a) Purchase and Sale of Acquired Assets  . . . . . . . . . .   5

     (b) Purchase Price  . . . . . . . . . . . . . . . . . . . . .   5

     (c) Adjustments to Purchase Price . . . . . . . . . . . . . .   6

     (d) The Closing . . . . . . . . . . . . . . . . . . . . . . .   7

     (e) Deliveries at the Closing . . . . . . . . . . . . . . . .   7

     (f) Allocation  . . . . . . . . . . . . . . . . . . . . . . .   8

     (g) Assumption of Liabilities . . . . . . . . . . . . . . . .   8

3. Representations and Warranties of the Seller. . . . . . . . . .   8

     (a) Organization of the Seller  . . . . . . . . . . . . . . .   8

     (b) Authorization of Transaction  . . . . . . . . . . . . . .   8

     (c) Noncontravention  . . . . . . . . . . . . . . . . . . . .   8

     (d) Brokers' Fees . . . . . . . . . . . . . . . . . . . . . .   9

     (e) Title to Acquired Assets  . . . . . . . . . . . . . . . .   9

     (f) Financial Statements  . . . . . . . . . . . . . . . . . .   9

     (g) Events Subsequent to Most Recent Month End  . . . . . . .   9

     (h) Undisclosed Liabilities . . . . . . . . . . . . . . . . .   9

     (i) Legal Compliance  . . . . . . . . . . . . . . . . . . . .  10

     (j) Tax Matters . . . . . . . . . . . . . . . . . . . . . . .  10

     (k) Real Property . . . . . . . . . . . . . . . . . . . . . .  10

     (l) Intellectual Property . . . . . . . . . . . . . . . . . .  10

     (m) Fixed Assets  . . . . . . . . . . . . . . . . . . . . . .  10

     (n) Contracts . . . . . . . . . . . . . . . . . . . . . . . .  10


     (o) Insurance . . . . . . . . . . . . . . . . . . . . . . . .  10

     (p) Litigation  . . . . . . . . . . . . . . . . . . . . . . .  10

     (q) Warranties  . . . . . . . . . . . . . . . . . . . . . . .  11

     (r) Guaranties  . . . . . . . . . . . . . . . . . . . . . . .  11

     (s) State PUC Authorizations and FCC Authorizations . . . . .  11

     (t) Investment  . . . . . . . . . . . . . . . . . . . . . . .  11

     (u) Disclosure  . . . . . . . . . . . . . . . . . . . . . . .  11

4. Representations and Warranties of the Buyer . . . . . . . . . .  11

     (a) Organization of the Buyer . . . . . . . . . . . . . . . .  12

     (b) Authorization of Transaction  . . . . . . . . . . . . . .  12

     (c) Noncontravention  . . . . . . . . . . . . . . . . . . . .  12

     (d) Complete Investigation  . . . . . . . . . . . . . . . . .  12

     (e) SEC Filings . . . . . . . . . . . . . . . . . . . . . . .  12

     (f) Absence of Certain Changes  . . . . . . . . . . . . . . .  12

     (g) The Buyer Shares  . . . . . . . . . . . . . . . . . . . .  13

     (h) Brokers' Fees . . . . . . . . . . . . . . . . . . . . . .  13

     (i) Disclosure  . . . . . . . . . . . . . . . . . . . . . . .  13

5. Pre-Closing Covenants . . . . . . . . . . . . . . . . . . . . .  13

     (a) General . . . . . . . . . . . . . . . . . . . . . . . . .  13

     (b) Notices and Consents  . . . . . . . . . . . . . . . . . .  13

     (c) Operation of the Acquired Assets  . . . . . . . . . . . .  13

     (d) Preservation of Business  . . . . . . . . . . . . . . . .  13

     (e) Full Access/Due Diligence . . . . . . . . . . . . . . . .  13

     (f) Audit . . . . . . . . . . . . . . . . . . . . . . . . . .  14


     (g) Notice of Developments  . . . . . . . . . . . . . . . . .  14

     (h) Exclusivity . . . . . . . . . . . . . . . . . . . . . . .  14

     (i) Registration Rights Agreement . . . . . . . . . . . . . .  14

6. Conditions to Obligation to Close . . . . . . . . . . . . . . .  14

     (a) Conditions to Obligation of the Buyer . . . . . . . . . .  14

     (b) Conditions to Obligation of the Seller  . . . . . . . . .  16

7. Termination . . . . . . . . . . . . . . . . . . . . . . . . . .  17

     (a) Termination of Agreement  . . . . . . . . . . . . . . . .  17

     (b) Effect of Termination . . . . . . . . . . . . . . . . . .  18

8. Post-Closing Covenants  . . . . . . . . . . . . . . . . . . . .  18

     (a) General . . . . . . . . . . . . . . . . . . . . . . . . .  18

     (b) Litigation Support  . . . . . . . . . . . . . . . . . . .  18

     (c) Transition  . . . . . . . . . . . . . . . . . . . . . . .  19

     (d) Confidentiality . . . . . . . . . . . . . . . . . . . . .  19

     (e) Covenants Not to Compete  . . . . . . . . . . . . . . . .  19

     (f) Survival of Representations and Warranties  . . . . . . .  20

     (g) Third Party Consents  . . . . . . . . . . . . . . . . . .  20

     (h) Indemnification Provisions for Benefit of the Buyer . . .  20

     (i) Indemnification Provisions for Benefit of the Seller  . .  21

     (j) Matters Involving Third Parties . . . . . . . . . . . . .  22

     (k) Other Indemnification Provisions  . . . . . . . . . . . .  23

     (l) Limitations on Indemnification Obligations  . . . . . . .  23

9. Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . .  23

10. Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . .  24


     (a) Press Releases and Public Announcements . . . . . . . . .  24

     (b) No Third-Party Beneficiaries  . . . . . . . . . . . . . .  24

     (c) Entire Agreement  . . . . . . . . . . . . . . . . . . . .  24

     (d) Succession and Assignment . . . . . . . . . . . . . . . .  24

     (e) Counterparts  . . . . . . . . . . . . . . . . . . . . . .  24

     (f) Headings  . . . . . . . . . . . . . . . . . . . . . . . .  24

     (g) Notices . . . . . . . . . . . . . . . . . . . . . . . . .  24

     (h) Governing Law . . . . . . . . . . . . . . . . . . . . . .  26

     (i) Arbitration . . . . . . . . . . . . . . . . . . . . . . .  26

     (j) Amendments and Waivers  . . . . . . . . . . . . . . . . .  26

     (k) Severability  . . . . . . . . . . . . . . . . . . . . . .  27

     (l) Expenses  . . . . . . . . . . . . . . . . . . . . . . . .  27

     (m) Construction  . . . . . . . . . . . . . . . . . . . . . .  27

     (n) Incorporation of Exhibits and Schedules . . . . . . . . .  27

     (o) Specific Performance  . . . . . . . . . . . . . . . . . .  27


Exhibit A - Acquired Assets

Exhibit B - Excluded Assets

Exhibit C - Assumed Liabilities

Exhibit D - Bill of Sale

Exhibit E - Assignment and Assumption of Customer Contracts

Exhibit F - Assignment and Assumption of Supplier Contracts

Exhibit G - Financial Statements

Exhibit H - PUC and FCC Authorizations

Exhibit I - Opinions of Counsel

Exhibit J - Registration Rights Agreement

Exhibit K - Allocation Schedule

Exhibit L - Escrow Agreement

Disclosure Schedules

                              ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") entered into as of this 30th day of July, 1999, by and between RMI.NET, INC., a Delaware corporation, f/k/a ROCKY MOUNTAIN INTERNET, INC. (the "Buyer"), TRIAD RESOURCES, L.L.C., an Oklahoma limited liability company (the "Seller"), and Ms. Carol L. Mersch and Mr. Charles A. Bacher (the "Members"). The Buyer, the Seller and the Members are referred to collectively herein as the "Parties".

     This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets (and assume certain of the liabilities) of the Seller in return for the consideration hereinafter set forth.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   DEFINITIONS.

     "ACQUIRED ASSETS" means all right, title, and interest in and to the assets of the Seller set forth on Exhibit A hereto.

     "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorney's fees and expenses.

     "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "ASSIGNMENT AND ASSUMPTION OF CUSTOMER CONTRACTS" has the meaning set forth in Section 2(e) below.

     "ASSIGNMENT AND ASSUMPTION OF SUPPLIER CONTRACTS" has the meaning set forth in Section 2(e) below.

     "ASSUMED LIABILITIES" has the meaning set forth in Section 2(g) below, as set forth on Exhibit C hereto.

     "BUYER" has the meaning set forth in the preface above.

     "BUYER SHARES" means any share of the common stock, $0.001 par value per share, of the Buyer.

     "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "CLOSING" has the meaning set forth in Section 2(d) below.

     "CLOSING DATE" has the meaning set forth in Section 2(d) below.

     "CLOSING PRICE" has the meaning set forth in Section 2(b)(i) below.

     "COMPANY" means WebZone, a division of Triad, L.L.C.

     "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Parties that is not already generally available to the public.

     "DILUTIVE EVENT" has the meaning set forth in Section 2(b)(vi) below.

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

     "DISTRIBUTEES" has the meaning set forth in Section 2(b)(ii) below.

     "ESCROW AGENT" has the meaning set forth in Section 2(b)(iv) below.

     "ESCROW AGREEMENT" means the Escrow Agreement to be executed by the Buyer and the Seller substantially in the form of Exhibit L.

     "ESCROW FUND" has the meaning set forth in Section 9 below.

     "ESCROW PERIOD" has the meaning set forth in Section 2(b)(iv) below.

     "ESCROW SHARES" has the meaning set forth in Section 2(b)(iv) below.

     "EXCLUDED ASSETS" means the assets of the Seller not purchased by the Buyer hereunder, as set forth on Exhibit B hereto.

     "FCC" means the Federal Communications Commission.

     "FCC AUTHORIZATIONS" means all approvals, consents, permits, licenses, certificates, and authorizations given by the Federal Communications Commission or similar federal governmental agency to provide the telecommunications services currently provided by the Seller and to conduct its business as it is currently conducted.

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(f) below.

     "FIXED ASSETS" has the meaning set forth in Section 3(m) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, and applied consistently throughout the period involved.

     "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations or variations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), together with all goodwill associated with the foregoing and all rights to use the foregoing.

     "INSTALLMENT PERIODS" has the meaning set forth in Section 2(b)(v) below.

     "INSTALLMENT SHARES" has the meaning set forth in Section 2(b)(v) below.

     "KNOWLEDGE" means actual knowledge after reasonable investigation.

     "LIABILITY" OR "LIABILITIES" means any and all liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "MEMBERS" has the meaning set forth in the preface above.

     "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 3(f) below.

     "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 3(f) below.

     "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 3(f) below.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARTY" has the meaning set forth in the preface above.

     "PERSON" means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, syndicate, group or a governmental entity (or any department, agency, or political subdivision thereof).

     "PURCHASE PRICE" has the meaning set forth in Section 2(b) below.

     "RECURRING REVENUE RATE" has the meaning set forth in Section 2(c) below.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be executed by the Buyer and the Seller substantially in the form of Exhibit J.

     "REGISTERED SHARES" has the meaning set forth in Section 2(b)(iii) below.

     "SEC" means the United States Securities and Exchange Commission.

     "SEC Filings" has the meaning set forth in set forth in Section 4(d) below.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "SELLER" has the meaning set forth in the preface above.

     "STATE PUC AUTHORIZATIONS" means all approvals, consents, permits, licenses, certificates, and authorizations given by any state or local regulatory authority to provide the telecommunications services currently provided by the Seller and to conduct its business as it is currently conducted.

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     2.   BASIC TRANSACTION.

     (a) PURCHASE AND SALE OF ACQUIRED ASSETS. On the basis of the representations and warranties and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, assign, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing, for the consideration specified below in this Section 2, free and clear of all Security Interests, Liabilities, and other debts, obligations, claims, limitations, liens, and/or any other encumbrances whatsoever, except for the Assumed Liabilities as set forth in
Section 2(g) hereof.

     (b)  PURCHASE PRICE. The Buyer agrees to pay to the Seller at the
Closing:

               i. In exchange for the Acquired Assets, the Buyer will issue to the Seller that number of the Buyer Shares equal to six million seventy-five thousand and no/100ths dollars ($6,075,000.00) adjusted per subsection (c) below (the "Purchase Price") divided by the average closing price per share of the Buyer Shares for the ten (10) day trading period ending on the day prior to the Closing Date (the "Closing Price").

               ii. The number of shares of the Buyer Shares to be issued pursuant to Section 2(b)(i) above shall be allocated among and distributed by the Seller to itself and its Members (the "Distributees") as determined by the Seller in its discretion.

               iii. At the Closing Date, forty percent (40%) of the Buyer Shares issued pursuant to Section 2(b)(i) above will be registered under the Securities Act (the "Registered Shares"). The Distributees shall be allowed to sell, trade and otherwise transfer the Registered Shares; PROVIDED, HOWEVER, that the Distributees may not sell, trade, or otherwise transfer more than the greater of 4,000 of such Registered Shares in any one trading day, or more than five percent (5%) of the average trading volume of such Registered Shares for the previous ten day (10) trading periods in any one trading day, for a period of thirty (30) days after the Closing Date.

               iv. At the Closing Date, the Buyer will require that the Seller deposit with an escrow agent (the "Escrow Agent") ten percent (10%) of the Buyers Shares (the "Escrow Shares"), which Escrow Shares shall be held by the Escrow Agent for twenty-four (24) months following the Closing Date (the "Escrow Period"). The Escrow Shares will be registered under the Securities Act on or prior to the date of the expiration of the Escrow Period. Such Escrow Shares will be without restriction against sale, trade and transfer of any kind at the expiration of the Escrow Period.

               v.     The remaining portion of the Purchase Price
          (approximately fifty percent (50%)) not paid in Buyer Shares at Closing, as the same may be further adjusted by post-closing adjustments made pursuant to that certain Post-Closing Agreement executed by the Parties at the Closing, shall be paid in Buyer Shares issued to the Seller in the following installments subsequent to the
          Closing: (A) one-half (1/2) thereof (approximately twenty-five (25%) percent of the Purchase Price) six (6) months following the Closing Date; and (B) one-half (1/2) thereof (approximately twenty-five percent (25%) of the Purchase Price) twelve (12) months following the Closing Date (collectively the "Installment Periods" and each an "Installment Period"). The number of Buyer Shares to be issued at the end of each Installment Period shall be determined by dividing the Closing Price (adjusted as provided in Sections 2(b)(vi) and 2(c)(iii)) into the portion of the Purchase Price, adjusted as provided in Sections 2(c)(i) and 2(c)(iii). The Buyer Shares so issued will be registered under the Securities Act on or prior to the date of the expiration of the Installment Periods and will be without restriction against sale, trade and transfer of any kind.

               vi. The Installment Shares issued at the end of the Installment Periods shall be fully protected against a Dilutive Event, as defined below, prior to the actual issuance as set forth in this
          Section 2(b)(vi). If, on or after the Closing Date, the Buyer issues any Buyer Shares as a result of any stock splits, stock dividend or similar event (a "Dilutive Event"), the Closing Price shall be adjusted, as appropriate, to reflect and account for the effect of the Dilutive Event on the price of the Buyer Shares; E.G., a 2:1 stock split shall cause the Closing Price to be divided by two (2); a six percent (6%) stock dividend shall cause the Closing Price to be divided by 1.06. After calculating and reflecting the effect of the Dilutive Event in the Closing Price, the adjustment set forth in
          Section 2(c)(iii) shall be calculated.

     (c) ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be determined and adjusted as follows:

               i. The Purchase Price will be based upon a monthly Recurring Revenue Rate derived from the Acquired Assets for the month immediately preceding the Closing Date of two hundred seventy thousand and no/100ths dollars ($270,000.00). In the event that the Recurring Revenue Rate exceeds or is less than two hundred seventy thousand and no/100ths dollars ($270,000.00), the Purchase Price shall be increased or reduced, whichever may be the case, by twenty two dollars and 50/100ths dollars ($22.50) for each dollar that the Recurring Revenue Rate exceeds or is less than such amount. For the purposes of this
          Section 2(c)(i), the only revenues of the Seller not included in the definition of "Recurring Revenue Rate" shall be unusual, non-recurring revenues of the Seller unrelated to the Seller's internet access businesses, including, but not limited to, set-up charges, web formatting charges, and equipment sales.

               ii. The Purchase Price shall be increased by the total amount of accounts receivable acquired by the Buyer as of the Closing Date and shall be decreased by (A) the total amount of accounts payable that are related to the business of the Company and that are accrued as of the Closing Date; (B) the amount of deferred revenue accrued as of the Closing Date; and (C) one hundred thousand and no/100ths dollars ($100,000.00) in exchange for the Buyer's agreement to assume the lease obligations and the term loan as described below in Section 2(g).

               iii. The number of the Buyer Shares to be issued pursuant to Sections 2(b)(i) above shall be increased or decreased on the date of issuance as follows: In the event the average closing price per share of the Buyer Shares for the ten (10) day trading period ending on the day prior to a date for issuance of the Installment Shares at the expiration of the respective Installment Periods is: (A) lower than the Closing Price determined at the Closing Date as set forth in
          Section 2(b) above and as adjusted for any Dilutive Events, the Purchase Price of such Installment Shares shall be decreased by $0.125 per share; and (B) higher than the Closing Price determined at the Closing Date as set forth in Section 2(b) above and as adjusted for any Dilutive Events, the Purchase Price of such Installment Shares shall be increased by $0.125 per share.

     (d) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the corporate headquarters of the Buyer, 999 18th Street, North Tower, 22nd Floor, Denver, Colorado 80202, commencing at 10:00 a.m. local time on the earlier of (i) the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or (ii) July 30, 1999 (the "Closing Date"); PROVIDED, HOWEVER, that the Closing Date may be extended until August 13, 1999, upon mutual written agreement of the Parties.

     (e) DELIVERIES AT THE CLOSING. At the Closing, (i) the Buyer will deliver to the Seller (A) the various certificates, instruments, and documents referred to in Section 6 below; and (B) the Purchase Price specified in Section 2(b); (ii) the Seller will deliver to the Buyer (A) the various certificates, instruments, and documents referred to in Section 6 below; (B) the Bill of Sale in the form attached hereto as Exhibit D; (C) the Assignment and Assumption of Customer Contracts in the form of Exhibit E (the "Assignment and Assumption of Customer Contracts"); (D) the Assignment and Assumption of Supplier Contracts in the form of Exhibit F (the "Assignment and Assumption of Supplier Contracts"); and (iii) each Party shall deliver such other instruments of sale, transfer, conveyance, and assignment as the other Party and its counsel reasonably may request.

     (f) ALLOCATION. The Parties agree that the allocation of the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) shall be in accordance with the allocation schedule attached hereto as Exhibit K.

     (g)  ASSUMPTION OF LIABILITIES.

               i. The Parties agree and acknowledge that, except as expressly provided in this Section 2(g), the Buyer will not assume any Liability or other obligation of the Seller pursuant to this Agreement.

               ii. On the terms and subject to the conditions set forth in this Agreement, the Seller shall, on the Closing Date, assume the Liabilities of the Seller as set forth on Exhibit C hereto (the "Assumed Liabilities").

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE MEMBERS. The Seller and the Members represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3:

          (a) ORGANIZATION OF THE SELLER. The Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of Oklahoma.

          (b) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including full legal power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, all individuals who are signatories to this Agreement and Exhibits and Schedules have been duly authorized to execute, deliver, and cause the Seller to perform this Agreement. This Agreement and Exhibits and Schedules constitute the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement and Exhibits and Schedules, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the articles of organization or operating agreement of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          (d) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated, and the Buyer shall have no Liability whatsoever to such broker.

          (e) TITLE TO ACQUIRED ASSETS. As of the date of Closing, the Seller shall provide to the Buyer good and marketable title to all of the Acquired Assets, free and clear of any Liabilities and Security Interests, including all debts, obligations, claims, limitations, liens, restrictions on transfer, and/or any other encumbrances whatsoever, except as described in
     Section 2(g) hereof.

          (f) FINANCIAL STATEMENTS. Attached hereto as Exhibit G are the following financial statements of the Company (collectively, the "Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow relating to the Company as of and for the calendar years ended December 31, 1996, 1997 and 1998 relating to the Company (the "Most Recent Fiscal Year End"); and (ii) unaudited balance sheet and statements of income, changes in Members' equity, and cash flow relating to the Acquired Assets as of and for the period ended June 30, 1999 (the "Most Recent Month End") (collectively, the "Most Recent Financial Statements"). The Most Recent Financial Statements (without any notes thereto) have been prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby, present fairly and accurately the financial condition of the Seller as of such dates and the results of operations of the Seller of the Acquired Assets for such periods, and are true, correct, and complete.

          (g) EVENTS SUBSEQUENT TO MOST RECENT MONTH END. Since the Most Recent Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Acquired Assets of the Seller.

          (h) UNDISCLOSED LIABILITIES. The Seller has no Liability with respect to the Acquired Assets (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto), (ii) Liabilities which have arisen after the Most Recent Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law; and (iii) those obligations expressly assumed herein.

          (i) LEGAL COMPLIANCE. The Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), with respect to the Acquired Assets, including all State PUC Authorizations and the FCC Authorizations, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

          (j) TAX MATTERS. The Seller will have timely filed all Tax Returns with respect to the ownership and operation of the Acquired Assets and paid all Taxes due thereunder, and no Liability will exist for any unpaid Taxes relative to the Acquired Assets prior to the Closing.

          (k) REAL PROPERTY. Section 3(k) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(k) of the Disclosure Schedule (as amended to date). Each of such leases and subleases is, and will continue to be after the Closing, legal, valid, binding, enforceable, and in full force and effect, and no party to such leases and subleases is in breach or default thereunder or has repudiated any provision thereof.

          (l) INTELLECTUAL PROPERTY. The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Acquired Assets as presently operated, free and clear of any Security Interests, Liabilities or other restrictions.

          (m) FIXED ASSETS. The Seller owns all fixed assets comprised in the Acquired Assets set forth in Exhibit A (the "Fixed Assets"). Each such Fixed Asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used.

          (n) CONTRACTS. Except as set forth in Section 3(n) of the Disclosure Schedule, no material contracts or other agreements exist relating to the Acquired Assets to which the Seller or the Company is a party.

          (o) INSURANCE. The Acquired Assets have been, and will be until the Closing Date, covered by an insurance policy (providing property, casualty, and liability coverage) adequately insuring the Acquired Assets.

          (p) LITIGATION. The Seller (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, relative to the Acquired Assets, nor (ii) is it a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator with respect to the Acquired Assets. The Seller does not have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller relative to the Acquired Assets.

          (q)  WARRANTIES.   No product or service sold, leased, or delivered by
     the Seller with respect to the Acquired Assets is subject to any guaranty, warranty, or other indemnity.

          (r) GUARANTIES. The Seller is not a guarantor or otherwise is liable for any Liability or other obligation (including indebtedness) of any other Person with respect to the Acquired Assets.

          (s) STATE PUC AUTHORIZATIONS AND FCC AUTHORIZATIONS. Exhibit H hereto identifies each of the State PUC Authorizations and the FCC Authorizations which has been issued to the Seller with respect to the Acquired Assets. None of the State PUC Authorizations or the FCC Authorizations has been modified, amended, or otherwise altered, and each remains legal, valid, binding, in full force and effect, and unaffected by the transactions contemplated by this Agreement.

          (t)  INVESTMENT.  Each of the Buyer and the Seller understands that
     (i) certain of the Buyer Shares have not been registered, and will not be registered, under the Securities Act, or under any state securities laws, until after the Closing Date, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (ii) the Seller is acquiring the Buyer Shares solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the Members of the Seller); (iii) each Member of the Seller is a sophisticated investor with knowledge and experience in business and financial matters; (iv) each Member of the Seller has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares; (v) each Member of the Seller is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares; and (vi) each Member of the Seller together with its legal, tax and financial advisers have investigated the Buyer and its business and have negotiated transactions contemplated herein and have independently determined to enter into such transactions.

          (u)  DISCLOSURE. The representations and warranties contained in this
     Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4).

          (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full legal power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

          (d) COMPLETE INVESTIGATION. The Buyer has been afforded an opportunity to conduct, and has conducted to its satisfaction, a complete due diligence investigation of the Seller, the Acquired Assets, and the Assumed Liabilities. The Seller has cooperated in connection with the Buyer's investigation. The Buyer has been furnished such information, and the Buyer has had an opportunity to ask such questions and have them answered by the Seller as the Buyer deemed necessary in order to make an informed investment decision with respect to its acquisition of the Acquired Assets.

          (e) SEC FILINGS. The Buyer has filed all required reports, schedules, forms, statement and other documents with the SEC since January 1, 1998 (the "SEC Filings"). As of their respective dates, the SEC Filings complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings, and such SEC Filings were true, complete and accurate in all respects.

          (f) ABSENCE OF CERTAIN CHANGES. Since the date of filing with the SEC of its most recent quarterly report on Form 10-Q, as supplemented by subsequent current reports on any Forms 8-K thereafter, there has not been any material adverse change with respect to the business of the Buyer or any event, occurrence, or development of a set of circumstances or facts known to the Buyer, which, as of the date hereof, could reasonably be expected to have a material adverse effect on the Buyer.

          (g) THE BUYER SHARES. The Buyer Shares will be, when issued, duly issued, validly existing fully paid and non-assessable, free and clear of any Liabilities and other encumbrances and restrictions, except as set forth herein.

          (h) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

          (i)  DISCLOSURE.  The representations and warranties contained in this
     Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

     5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

          (b) NOTICES AND CONSENTS. The Seller will give any notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3 above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3 and Section 4 above.

          (c) OPERATION OF THE ACQUIRED ASSETS. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, with respect to the Acquired Assets that could reasonably be expected to adversely affect the transactions contemplated hereby or the Acquired Assets or business, financial condition or prospects of the Seller.

          (d) PRESERVATION OF BUSINESS. The Seller will keep the Acquired Assets substantially intact, including its present use and operation thereof, and its relationships with licensors, suppliers, customers, and employees related to the Acquired Assets, and, except as required in the Ordinary Course of Business, the Seller will not cause or permit the Seller to acquire or accrue any capital assets having an individual cost in excess of $10,000.00, or an aggregate cost in excess of $50,000.00, or incur any liability in excess of $25,000.00 without the prior written consent of the Seller.

          (e) FULL ACCESS/DUE DILIGENCE. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all of the Seller's premises, properties, operations, personnel, books, records (including Tax records), contracts, and any and all documents of, or pertaining to, the Acquired Assets, and the Buyer shall be entitled to make copies of all such materials.

          (f) AUDIT. The Seller will obtain an audit acceptable to the Buyer of the Company's financial statements through the Seller's fiscal years ending December 31, 1996, 1997 and 1998. The cost of such audit shall be borne equally by the Seller and the Buyer, but the Buyer shall have the right to approve the choice of auditors prior to their engagement.

          (g) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and
     Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement this Agreement or the Exhibits hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (h) EXCLUSIVITY. Until the Closing Date, as it may be extended pursuant to Section 2(d) above, the Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the Acquired Assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. In the event of the Seller's breach of this Section 5(h), the Seller shall pay to the Buyer the sum of Twenty Five Thousand Dollars ($25,000).

          (i) REGISTRATION RIGHTS AGREEMENT. The Buyer shall agree, and upon any distribution of the Buyer Shares to the Seller, the Seller shall agree to become a party to and be bound by a Registration Rights Agreement in the form attached hereto as Exhibit I (the "Registration Rights Agreement"), setting forth the terms of ownership of the Buyer Shares; PROVIDED, HOWEVER, that the Seller receiving the Buyer Shares shall not be entitled to any demand registration rights.

     6.   CONDITIONS TO OBLIGATION TO CLOSE.

          (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               i. the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

               ii. the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               iii. no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets, to operate the Acquired Assets

          (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               iv. the Seller and the Buyer shall have entered into the Assignment and Assumption of Customers;

               v. the Seller and the Buyer shall have entered into the Assignment and Assumption of Suppliers;

               vi. the Seller shall have delivered to the Buyer the Bill of Sale;

               vii. the Seller and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3 and Section 4 above;

               viii. the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all respects;

               ix. the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to the Buyer, and dated as of the Closing Date;

               x. the Buyer shall have completed and shall be satisfied with its due diligence examination of the Seller;

               xi. the Buyer's board of directors shall have approved this Agreement;

               xii. all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

               xiii. there shall have been no material adverse change in the Seller's assets, financial condition, operating results, customer and employee relations, business, prospects or financing arrangements, since February 28, 1999;

               xiv. the Buyer and certain key employees of the Seller identified by the Buyer shall have entered into mutually acceptable employment arrangements; and

               xv. the Buyer shall have received audited financial statements for the Seller's fiscal years ending December 31, 1996, 1997 and 1998, audited by an independent accounting firm approved by the Buyer, the cost of which shall be bore equally by the Seller and the Buyer, and unaudited financial statements prepared by management of the Seller with respect to the Seller's operations for the fiscal period ending June 30, 1999, not later than five (5) days prior to the Closing Date.

     The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

          (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               i. the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               ii. the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               iii. no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               iv. the Seller and the Buyer shall have entered into the Assignment and Assumption of Customers;

               v. the Seller and the Buyer shall have entered into the Assignment and Assumption of Suppliers;

               vi. the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

               vii. the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to the Seller, and dated as of the Closing Date;

               viii. the Seller's Members shall have approved and duly signed this Agreement;

               ix. the Purchase Price, as adjusted pursuant to Section 2(c), is not less than Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000);

               x. the Buyer and certain key employees of the Seller identified by the Buyer shall have entered into mutually acceptable employment arrangements; and

               xi. all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

     The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     7.   TERMINATION.

          (a) TERMINATION OF AGREEMENT. Either of the Parties may terminate this Agreement as provided below:

               i. the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (B) if the Closing shall not have occurred on or before July ____, 1999 (or such later date, if extended pursuant to Section 2), by reason of the failure of any condition precedent under
          Section 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

               ii. the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (B) if the Closing shall not have occurred on or before July ____, 1999 (or such later date, if extended pursuant to Section 2), by reason of the failure of any condition precedent under
          Section 6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

          (b) EFFECT OF TERMINATION. In the event that the Buyer fails to consummate the transactions set forth and contemplated in this Agreement for any reason other than material cause, the Seller shall be entitled to receive from the Buyer $25,000. The Parties agree that material cause shall be defined as a material decline in the revenues of the Seller's business that results in a Recurring Revenue Rate for the calendar month preceding the Closing Date of less than

     $220,000; a material misrepresentation by the Seller regarding the business to be acquired by the Buyer; a material change in the Seller's business or the Acquired Assets described above which impairs the ability of the Seller (or the Buyer following acquisition of the business) to continue to adequately serve the customers associated with the business or to maintain the monthly Recurring Revenue Rate at current levels; the inability of the Company to deliver the Internet business and all Acquired Assets described above free and clear of all Liabilities, Security Interests, claims, liens, encumbrances and other similar burdens and interests, except for the Assumed Liabilities; or the failure of the Buyer to be able to fully satisfy all obligations and terms and conditions required pursuant to this Agreement. Notwithstanding the termination of this Agreement, the confidentiality provisions of this Agreement shall survive.

     8. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

          (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. The Seller acknowledges and agrees that, from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, directly relating to the Acquired Assets (but not the Excluded Assets); PROVIDED, HOWEVER, that the Buyer shall provide the Seller and its Members with reasonable access to such documents, books, records, agreements, and financial data as necessary. Seller may retain copies of any such material as it deems necessary for such purposes.

          (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Assets, each of the other Parties will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
     Section 8(h), Section 8(i), or Section 8(j) below).

          (c) TRANSITION. None of the Seller nor its Members will take any action that is designed or intended to have the effect of discouraging any carrier, supplier, lessor, licenser, customer, or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing. Each of the Seller and its

     Members will refer all customer inquiries relating to the business of the Seller to the Buyer from and after the Closing.

          (d) CONFIDENTIALITY. The Seller and the Buyer shall, and shall cause each of its shareholders and Members to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the other party or destroy, at the request and option of the other party, all tangible embodiments (and all copies) of the Confidential Information which are in his/her or its possession. In the event that the Seller, or the Buyer, as the case may be, or any of their shareholders or Members are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, each party will notify the other party promptly of the request or requirement so that an appropriate protective order or waive compliance with the provisions of this Section 8(d). If, in the absence of a protective order or the receipt of a waiver hereunder, either party or its shareholders or Members are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, either party or its shareholders or Members may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that either party and its shareholders or Members shall use its reasonable best efforts to obtain, at the reasonable request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The obligations of the parties under this
     Section 8(d) shall survive the Closing Date for a period of two (2) years.

          (e) COVENANTS NOT TO COMPETE. For a period of two (2) years from and after the Closing Date, the Members agree not to engage directly or indirectly in any business that offers dial-up internet access, dedicated internet access and web-hosting to third parties in any geographic area in which the Seller conducts that business as of the Closing Date; PROVIDED, HOWEVER, that

               i. notwithstanding the provisions of Section 8(e) above, the covenant not to compete set forth herein shall not impede or in any manner prohibit the full participation of the Members in the business activities related to Enviryx, L.L.C., MBA, Inc., Teleradiology, and their direct and indirect involvement in development of software programs, including web-enabling programs and internet application programs for customers of MBA and Enviryx;

               ii. no owner of less than one percent (1%) of the outstanding stock of any publicly traded corporation shall be deemed to be engaged solely by reason thereof in any business activity in contravention hereof; and

               iii. if the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(e) is invalid or unenforceable, the

          Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (f) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall continue in full force and effect for a period of two (2) years thereafter.

          (g) THIRD PARTY CONSENTS. The Seller shall use its best efforts to procure, and assist the Buyer in procuring, any material third party consents.

          (h)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

               i. In the event the Seller or the Members breach any of their representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to
          Section 8(f) above, provided that the Buyer makes a written claim for indemnification against the Seller and the Members within such survival period, then the Seller and Members agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

               ii. In the event the Seller or the Members breach any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to
          Section 8(f) above, provided that the Buyer makes a written claim for indemnification against the Seller and the Members within such survival period, then the Seller and the Members agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

               iii. The Seller and the Members agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller, other than the Assumed Liabilities.

               iv. The Seller and the Members agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller for Taxes of the Seller with respect to the Acquired Assets.

               v. The Seller and the Members agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller in relation to the termination of any of the Seller's employees who are not employed by the Buyer.

               vi. The Seller shall not have any liability to the Buyer for any Adverse Consequences set forth in this Section 8(i) to the extent that such Adverse Consequences are covered by insurance of the Buyer. Buyer shall cause its insurer to waive any subrogation rights against Seller.

          (i) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER AND THE MEMBERS.

               i. In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to
          Section 8(f) above, provided that the Seller and the Members make a written claim for indemnification against the Buyer within such survival period, then the Buyer agrees to indemnify the Seller and the Members from and against the entirety of any Adverse Consequences the Seller and the Members may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

               ii. The Buyer agrees to indemnify the Seller and the Members from and against the entirety of any Adverse Consequences the Seller and its Members may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Buyer's operation of the Acquired Assets after the Closing.

               iii. The Buyer shall not have any Liability to the Seller and the Members for any Adverse Consequences set forth in this Section 8(i) to the extent that such Adverse Consequences are covered by insurance of the Seller. Seller shall cause its isurer to waive any subrogation rights against Buyer.

          (j)  MATTERS INVOLVING THIRD PARTIES.

               i. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               ii. (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as
          (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               iii. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(j)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

               iv. In the event any of the conditions in Section 8(j)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8(j).

          (k) OTHER INDEMNIFICATION PROVISIONS. The indemnification provisions set forth in Sections 8(h) through Section 8(j) above, are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have with respect to the other Party or Parties, or the transactions contemplated by this Agreement.

          (l) LIMITATIONS ON INDEMNIFICATION OBLIGATIONS. Notwithstanding the provisions of Section 8(h), through 8(k) above, neither Party shall be obligated to indemnify the other Party or Parties, as the case may be, from and against any Adverse Consequences (A) until such Party or Parties have suffered Adverse Consequences in excess of fifty thousand and no/100ths dollars ($50,000) in the aggregate after deduction of insurance proceeds and after giving effect to income tax benefits, if any, (after which point the Indemnifying Party or Parties will be obligated only to indemnify the indemnified Party or Parties from and against further Adverse Consequences), or (B) to the extent that such Adverse Consequences exceeds the sum of five hundred thousand and no/100ths dollars ($500,000) in the aggregate after deduction of insurance proceeds and after giving effect to the income tax benefits; PROVIDED, HOWEVER, that any claims brought by a Party against another Party or Parties for fraud or willful misconduct shall not be subject to the foregoing limitations; and PROVIDED, FURTHER, that the Members' obligations under Sections 8(h) through 8(k), shall be several and not joint, and shall be proportionate to their respective ownership interests in the Seller.

     9. ESCROW AGREEMENT. As security for the indemnity of the Buyer by the Seller provided for in Section 8 above, the Escrow Shares shall be registered in the name of the Seller, and deposited (with an executed assignment in blank) with Norwest Bank, N.A. as Escrow Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in the Escrow Agreement to be signed by all parties thereto.
 In the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of the Escrow Agreement shall govern. All costs and fees of the Escrow Agent for establishing and administering the Escrow Fund shall be borne equally by the Parties. Upon compliance with the terms hereof, the Buyer shall be entitled to obtain indemnity first from the Escrow Fund for all Adverse Consequences covered by the indemnity provided for in
Section 8 above. If the Escrow Fund is not sufficient to cover any such Adverse Consequences covered by Section 8 above, then the Buyer shall be entitled to seek payment directly from the Seller and, if the Seller cannot or will not cover such Adverse Consequences, then the buyer shall be entitled to seek payment directly from the Members. The form of the Escrow Agreement is attached hereto as Exhibit L.

     10.  MISCELLANEOUS.

          (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

          (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (c) ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that the Buyer may
     (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile, provided that the original counterpart is delivered within five (5) days of such execution.

          (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     IF TO THE SELLER:

     Triad Resources, L.L.C.
     810 South Cincinnati, Suite 105
     Tulsa, OK  74119-1601
     Attention:  Ms. Carol L. Mersch

     COPIES TO:

     Triad Resourses, L.L.C.
     810 South Cincinnati, Suite 105
     Tulsa, OK  74119-1601
     Attention:  Mr. Charles A. Bacher

     Holliman, Langholz, Runnels, Forsman & Sellers
     10 East Third Street
     Tulsa, OK  74103-3695
     Attention:  Mr. Gail R. Runnels

     IF TO THE BUYER:

     Rocky Mountain Internet, Inc.
     d/b/a RMI.NET
     999 18th Street, 22nd Floor
     Denver, Colorado  80202
     Attention:  Mr. Douglas H. Hanson,
     Chairman and Chief Executive Officer

     COPIES TO:

     Rocky Mountain Internet, Inc.
     d/b/a RMI.NET
     999 18th Street, 22nd Floor
     Denver, Colorado  80202
     Attention:  Mr. Chris J. Melcher, General Counsel

     Holland & Hart LLP
     215 South State Street, Suite 500
     Salt Lake City, Utah  84111-23117
     Attention:  Mr. David R. Rudd

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

          (i) ARBITRATION. The Parties hereby covenant and agree that, except as otherwise set forth in this Agreement, any suit, dispute, claim, demand, controversy or cause of action of every kind and nature whatsoever, known or unknown, fixed or contingent, that the Parties may now have or at any time in the future claim to have based in whole or in part, or arising from or that in any way is related to the negotiations, execution, interpretation or enforcement of this Agreement (collectively, the "Disputes") shall be completely and finally settled by submission of any such Disputes to arbitration under the Rules of Arbitration and Conciliation of the American Arbitration Association then in effect. If the Parties to the Dispute are unable to agree on a single arbitrator, then such binding arbitration shall be conducted before a panel of three (3) arbitrators that shall be comprised of one (1) arbitrator designated by each Party to the Dispute and a third arbitrator designated by the two (2) arbitrators selected by the Parties to the Dispute. Unless the Parties to the Dispute agree otherwise, the arbitration proceedings shall take place in Denver, Colorado and the arbitrator(s) shall apply the law of the State of Colorado, USA, to all issues in dispute, in accordance with
     Section 10(i). The findings of the arbitrator(s) shall be final and binding on the Parties to the Dispute. Judgment on such award may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the party seeking to enforce that award may elect. Notwithstanding any applicable rules of arbitration, all arbitral awards shall be in writing and shall set forth in particularity the findings of fact and conclusions of law of the arbitrator or arbitrators. If the Buyer makes any claim based upon the alleged intentional fraud or willful misconduct of the Seller or its Members and such claim is not found by the arbitrator(s) to be valid or proven, the Buyer shall pay the costs of the Seller or its Members incurred in connection with such arbitration proceeding (including reasonable attorneys fees).

          (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (l) EXPENSES. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

          (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (o) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this

     Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(j) above), in addition to any other remedy to which it may be entitled, at law or in equity.

                                     *****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


RMI.NET, INC., F/K/A ROCKY MOUNTAIN INTERNET, INC.


By:
   -------------------------------
     Douglas H. Hanson
     Chairman and Chief Executive Officer



TRIAD RESOURCES, L.L.C.


By:
   -------------------------------
Its:
   -------------------------------



MEMBERS


By:
   -------------------------------
     Carol L. Mersch, Member


By:
   -------------------------------
     Charles A. Bacher, Member